Exhibit 10.5

ASSIGNMENT AND ASSUMPTION OF LEASE

This Assignment and Assumption of Lease is entered into this 6th day of December, 2007, by Red Hills Holdings, Inc. (“Assignor”) and Prime Meridian Bank (“Assignee”), as joined by MS Timberlane, Inc. (“Lessor”).

RECITALS

A.	Assignor currently the leases approximately 4,018 net rentable square feed located at 1471 Timberline Road, Tallahassee, Florida 32312 (“Premises”) pursuant to that certain Lease Agreement dated as of April 19, 2007 (“Lease”)

B.	Assignor desires to assign to Assignee all of Assignor’s interest in and to the Lease and Premises.

C.	Assignee desires to acquire all of Assignor’s interest in and to the Lease and Premises.

FOR VALUABLE CONSIDERATION, it is agreed as follows:

1.	Assignor hereby assigns, grants and conveys to Assignee all of Assignor’s rights, title and interest in and to the Lease and for the Premises.

2.	Assignee hereby accepts all of Assignor’s rights, title and interest in and to the Lease and for the Premises.

3.	Lessor hereby approves, consents and accepts the assignment of the Lease from Assignor to Assignee and the conveyance of all of Assignor’s rights and title and interest in and for the Lease and to the Premises, and agrees to continue to be bound to the terms of the Lease as Lessor.

IN WITNESS WHEREOF, Lessor, Assignor and Assignee have executed this Assignment and Assumption of Lease effective as of the date first above written, each representing to the other that they have full authority to execute the same in the capacity indicated.

RED HILLS HOLDINGS, INC.

By:	/s/ Sammie D. Dixon, Jr.
Sammie D. Dixon, Jr., Chief Executive Officer

PRIME MERIDIAN BANK

By:	/s/ Sammie D. Dixon, Jr.
Sammie D. Dixon, Jr., Chief Executive Officer

MS TIMBERLANE, INC.

By:	/s/ William D. Crona
William D. Crona, Director

LEASE AGREEMENT

THIS LEASE AGREEMENT (this “Lease”) is made and entered into on this the 19th day of April, 2007, by and between MS Timberlane, Inc., a Florida corporation (the “Landlord”), whose address for purposes hereof is 1415 Timberlane Road, Suite 217, Tallahassee, Florida 32312, Attention: William D. Crona., and Red Hills Holdings, Inc. a Florida Corporation (the “Tenant”), whose address for purposes hereof shall be 1471 Timberlane Road, Suite 124 Tallahassee, FL 32312.

WITNESSETH:

1.	LEASED PREMISES; ACCEPTANCE OF LEASED PREMISES.

1.1	Leased Premises. Subject to and upon the terms, provisions and conditions hereinafter set forth, and each in consideration of the duties, covenants and obligations of the other hereunder, Landlord does hereby lease, demise and let to Tenant and Tenant does hereby lease from Landlord approximately 4,018 net rentable square feet (the “Premises” or “Leased Premises”) located at 1471 Timberlane Road, Tallahassee, Florida 32312, being more particularly described on the floor plan of the Leased Premises attached hereto and made a part hereof as Exhibit A. The Leased Premises .are situate in a building (the “Project”) which is constructed on a portion of the real property (the “Property”) described in Exhibit A-1 attached hereto and made a part hereof. The term “Leased Premises” shall also be deemed to include all of Tenant’s drive-in teller sites and automated teller machine (“ATM”) sites, if any, located on the Property. Tenant is also granted the non-exclusive right to use, with other tenants in the Project, the common areas of the Project (as defined below), specifically including restrooms, lobbies and other Common Areas, without additional charge.

Based on a net rentable square footage of 4,018, and the total square footage of the project of 14,350 square feet, Tenant’s pro rata share of the Project is agreed to be 28% (“Tenant’s Pro-rata Share”).

1.2	Delivery of Leased Premises to Tenant.

1.2.1	Landlord represents to Tenant that it has satisfied the conditions set forth in 1.2.1.1 at or prior to execution of this Lease.

1.2.1.1	Landlord has satisfied the following conditions:

(a)	The Leased Premises are unoccupied and are, to the best of Landlord’s knowledge, free of hazardous materials, in full compliance with all applicable laws, rules, ordinances and regulations relating to the use, occupation and construction thereof, provided however, that Landlord has made no independent investigation as to whether the leased premises may be used for Tenant’s intended purposes.

(b)	Following construction of tenants desired improvements Landlord shall deliver to Tenant all keys to the Leased Premises.

(c)	The HVAC equipment, as well as, all other equipment and systems servicing the Leased Premises are in good order and repair and Landlord has warranted such to Tenant.

(d)	The roof is in good order and repair and is in a water-tight condition.

(e)	The Leased Premises are in a broom clean condition and the Leased Premises are free and clear of any and all furniture, trade fixtures, merchandise and other items of personalty (except for items brought onto the Leased Premises by Tenant), debris and trash.

(f)	Landlord has delivered to Tenant a fully executed memorandum of lease in a form acceptable to Tenant.

1.2.1.2	Landlord has delivered to Tenant a completed W-9 form reflecting Landlord’s federal tax ID number.

1.2.2	Landlord has, concurrent with the mutual execution of this Lease by the Tenant, delivered possession of the Premises to Tenant and Tenant, by execution of this Lease, accepts the Premises in the condition as represented in this Section 1.2 and Tenant agrees that all of Landlord’s conditions set forth in Section 1.2.1.1 have been met.

2.	LEASE TERM.

2.1	Initial Term. Subject to and upon the terms and conditions set forth herein, or in any exhibit or addendum hereto, this Lease shall have an initial term of ten (10) years, commencing August 1, 2007 (the “Commencement Date’’) and ending ten (10) years thereafter (the “Initial Term”). As used hereinafter, “Lease Term’’ shall mean the Initial Term together with any and all Renewal Terms (as defined hereinbelow), as exercised by Tenant.

2.2	Renewal Terms. Tenant is hereby granted the option to renew this Lease for two (2) additional terms of five (5) year(s) each (together, the “Renewal Terms”) on the following basis:

2.2.1

First Renewal Term. Provided this Lease is in full force and effect and Tenant is not then in default which is continuing after any applicable cure period, Tenant shall have the right to extend the term of this Lease at the end of the Initial Term, for a first renewal term of five (5) years (the “First Renewal Term”), for the Leased Premises, provided as follows: (a) Tenant shall notify Landlord in writing not less than six (6) months prior to the expiration of the Initial Term that Tenant desires such extension; (b) such extension shall be upon the same terms, provisions, covenants, and conditions as are contained in this Lease except that the rental rate shall be determined in accordance with the provisions set forth in Section 2.2.3 below. If Tenant does not renew this Lease for this First Renewal Term, then Tenant shall have no further renewal rights with respect to later renewal rights contained herein.

2.2.2	Second Renewal Term. If (i) Tenant shall have exercised its option for a First Renewal Term pursuant to the provisions of Section 2.2.1 of this Lease, and (ii) if this Lease is in full force and effect, and Tenant is not then in default which is continuing beyond any applicable cure period, Tenant shall have the right to extend the term of this Lease for a second renewal term of five (5) years (the “Second Renewal Term”), commencing on the day following the expiration of the First Renewal Term for the Leased Premises, provided as follows:

(a) Tenant shall notify Landlord in writing not less than six (6) months prior to the expiration of the First Renewal Term that Tenant desires such extension; (b) such extension shall be upon the same terms, provisions, covenants, and conditions as are contained in this Lease, except as to the rental rate as provided in Section 2.2.3 of this Lease.

2.2.3	Rental for Renewal Terms; Determination. (a) The Base Rental for the First Renewal Period shall be determined by multiplying the Base Rental for the last year of Initial Term by a fraction, the numerator of the fraction is the Consumer Price Index (utilizing the CPI-U tables 1982-1984=100 as published by the US Department of Labor) as of the month immediately preceding the last month of the Initial Term, and the denominator of said fraction is the Consumer Price Index as of April 1, 2013. As an example, if the annual Base Rental as of the last month of the Initial Term is $80,000 and the Consumer Price Index for the immediately preceding month is 205.6 and the Consumer Price Index for April 1, 2013 is 199.4, the Base Rental shall be adjusted to $80,000 x 205.6/199.4 = 82,487.46. (b) The Base Rental for the Second Renewal Period shall be determined by multiplying the Base Rental for the last year of First Renewal Term by a fraction, the numerator of the fraction is the Consumer Price Index (utilizing the CPI-U tables 1982-1984=100 as published by the US Department of Labor) as of the month immediately preceding the last month of the First Renewal Term, and the denominator of said fraction is the Consumer Price Index as of the first month of the first year of the First Renewal Term. Notwithstanding the above, the rental rates for the first renewal term and the second renewal term will not exceed twenty three dollars ($23.00) per square foot and twenty six dollars ($26.00) per square foot respectively.

3.	USE.

3.1.	Permitted Use. The Leased Premises may be used and occupied by Tenant for general office, commercial and/or retail banking, mortgage and brokerage activities, and all services offered in conjunction with a retail bank (including a drive-through facility), and for such other lawful purposes as may be incidental thereto.

3.2	Legal Use and Violation of Insurance Coverage. Tenant agrees not to occupy or use, or permit any portion of the Leased Premises to be occupied or used, for any business or purpose that is unlawful, disreputable or deemed to be extra hazardous, or permit anything to be done that would in any way increase the rate of fire insurance coverage on the Project and/or its contents. Tenant agrees specifically that no food, soft drink or other vending machine will be installed within the Leased Premises, except for Tenant’s own use.

3.3	Nuisance. Tenant agrees to conduct its business and to exercise reasonable efforts to control its agents, employees, invitees and visitors in such manner as not to create any nuisance, or interfere with, annoy or disturb any other tenant or Landlord in the operation of the Project.

3.4	Restriction in Favor of Tenant. In order to induce Tenant to enter into this Lease, Landlord agrees for itself, its successors and assigns, its officers, directors and shareholders (holding more than ten percent (10%) of its stock), its parent, affiliated and subsidiary corporations or other entity or partner or other party affiliated with it, that none of the foregoing shall use, suffer, permit or consent to the use or occupancy of any part of the Project (except for the Leased Premises) for commercial banking (including the use or operation of an ATM), which otherwise competes with Tenant’s business as long as this Lease is in effect (each being referred to individually as a “Direct Competitor”); provided, however, the foregoing restriction shall not apply to the business of existing tenants; and provided further, in no event shall the restriction used herein be deemed to prohibit Landlord from leasing any space in the Project to insurance agents, mortgage brokers, and real estate agents.

4.	RENTAL.

4.1	Base Rental. During the Initial Term, Tenant shall pay a base annual rental (herein called the “Base Rental”) as follows:

Years	Rate Per Square Foot	Annual Amount
1 – 5	$19.00 p.s.f.	$76,342.00 per year

6 - 10	$20.00 p.s.f.	$80,360.00 per year

The Base Rental shall be due and payable in twelve (12) equal installments on the first day of each calendar month during the initial Lease Term and any extensions or renewals thereof, and Tenant hereby agrees to pay such rent to Landlord monthly in advance without demand, at such address as may be designated by Landlord. If the Lease Term as heretofore established commences on other than the first day of a month or terminates on other than the last day of a month, then the Base Rental provided for herein for such month or . months shall be prorated and the installment or installments so prorated shall be paid in advance. All installments of rent which are more than ten (10) days past due shall bear interest at the Prime Rate (hereinafter defined), from the date due until paid. The term “Prime Rate” for purposes of this Lease Agreement, shall mean the rateset forth in the Wall Street Journal, on the date or dates on which reference to the Prime Rate is being made, and shall not be subject to adjustment, but shall in no event exceed the maximum rate provided by applicable law.

4.2	Reimbursement of Utility and Electricity Costs; No Additional Rent Owed by Tenant. In addition to the Base Rental set forth in Section 4.1 above, Tenant acknowledges and agrees that it shall be required to reimburse the Landlord for Tenant’s pro-rata share of utilities (including, without limitation, electricity costs, sewer costs, garbage pick up, stormwater fees, fire commercial service, and water charges) incurred by the Landlord to the extent that such costs relate to the Leased Premises. Notwithstanding anything to the contrary in this Section 4.2 or any other provision of this Lease, Landlord acknowledges and agrees that during the Lease Term, Tenant shall in no event be obligated to pay for, or reimburse Landlord for, any other costs or expenses associated with the operation of the Project, including ad valorem taxes on the Premise or Projector that otherwise may be incurred by Landlord with respect to the Leased Premises, including, without limitation, any common area maintenance charges such as dumpster service, common area janitorial, landscaping maintence, water service fees, and sewer fees.

4.3	Sales Tax. In addition, Tenant shall also pay all applicable sales tax due on the Base Rental and any other obligations of Tenant hereunder, which are subject to Sales Tax under Florida Law. Such sales tax shall be included and paid with each installment of Base Rental.

5.	GRAPHICS.

5.1	Signs. Tenant shall have the right, with Landlord’s prior approval (such approval not to be unreasonably withheld, conditioned or delayed), to erect on the North side of the Project facing Timberlane Road, a sign denoting Tenant’s name or the name of any successor company of the Tenant, as well as such other signs as shall be requested by Tenant, provided that all such signs shall comply with all applicable laws and ordinances. Tenant shall also have the right to its pro-rata share of space on any pylon sign or any other sign that may be erected or installed by Landlord in connection with the Project. Upon vacating the premises, Tenant shall remove all signage and restore area (pylon sign/building fascia) to the condition that existed as of the Commencement Date; normal wear & tear excepted. In the event that Tenant shall sublease or assign its rights in the Premises, subject to the provisions herein, Tenant shall have the right to assign and transfer its ownership in the sign to its subtenant or assignee.

5.2	Competitor’s Signs. Landlord will not permit a Direct Competitor (as defined in Paragraph 3.4 above) of Tenant to place a sign on any portion of the Project, on any exterior face of the Project.

6.	CARE OF THE LEASED PREMISES BY TENANT.

6.1	Condition of Leased Premises at Commencement; Notice to Landlord. Tenant’s taking possession of the Leased Premises shall be conclusive evidence as against the Tenant that the Leased Premises were in good order and satisfactory condition when the Tenant took possession, except as to latent defects. At all times during the Lease Term, Tenant agrees to give Landlord prompt notice of any apparent defective condition in or about the Leased Premises.

6.2	Care of the Premises.

A. Tenant shall not permit any act to be performed or any practice to be adopted or followed in or about said premises which shall cause or likely to cause any injury or damage to any person or to said premises or the building or ·to the sidewalks and pavements or any other portion of the Project.

B. Tenant shall not permit, allow, or cause any noxious, disturbing or offensive odors, fumes, or gases, or any smoke, dust, steam, or vapors, or any loud or disturbing noises, sounds or vibrations to originate in or to be emitted from said premises.

C. Tenant shall at all times keep the sidewalks and entryways adjoining the premises clean and free from rubbish and the common driveways, parking area, hallways and sidewalks shall not be used for storage.

D. Tenant shall keep the premises clear and free of rodents, bugs, and vermin and, at the request of the Landlord, participate and cooperate in carrying out any program of extermination that Landlord may reasonably direct and Tenant shall bear the reasonable cost of thereof; or, if conducted in cooperation with other Tenants, then Tenant shall bear its pro-rata share of the cost on the basis of the floor areas involved.

E. Tenant shall not use or permit the use of any portion of said premises as sleeping or living quarters or as lodging rooms, or keep or harbor thereon any live animals, fish, or birds or use the same for any illegal purposes.

F. Tenant shall not permit or knowingly allow or cause the sinks, toilets or urinals in the premises or building to be used for any other purposes except that for which they were designed and installed and the expenses of repairing any breakage or damage or removal of any stoppage resulting from a contrary use thereof shall be paid by Tenant on demand.

G. Tenant shall not through the operation of its business allow or cause sewer pipes in other areas of the Project to become clogged with Tenant’s sewage or debris.

H. Tenant shall store all trash, rubbish, or garbage in or about the premises of said Project.

I. Tenant shall keep all pipes in its portion of the building open and maintain all pipes, wires, and other parts of the interior of Leased Premises in good condition and repair.

6.3	No Waste. Tenant shall not commit or allow any waste to be committed on any portion of the Leased Premises, and at the termination of this Lease, Tenant shall deliver the Leased Premises to Landlord in as good condition as at the Commencement Date of this Lease, ordinary wear and use excepted.

7.	REPAIRS AND ALTERATIONS BY TENANT.

7.1	Repairs and Obligations of Landlord; Representations of Landlord. As of the date on which possession of the Leased Premises is delivered to Tenant, Landlord shall be responsible for compliance of the Leased Premises and the Project with all applicable governing codes and laws, life/fire safety, physical handicap, earthquake safety, environmental issues and the Americans with Disabilities Act. In addition, as of the date on which possession of the Leased Premises is delivered to Tenant, Landlord will certify that the HVAC system, plumbing and electrical systems are in proper working condition. If the Leased Premises (other than the Tenant Improvements), other portions of the Project or the Property are found to be in noncompliance, Landlord shall promptly remedy the violation at Landlord’s sole cost and expenses. Landlord shall promptly cure at its sole cost and expense any omission or defects in the Leased Premises or the Project that were not known or readily discoverable upon acceptance of possession, and promptly, after receiving written notice thereof by Tenant, correct any and all such defects or omission at Landlord’s sole cost and expense. Landlord shall, through the duration of this lease, be responsible for maintaining the roof, exterior walls of the building, HVAC, and exterior plumbing and electrical.

7.2

Repair by Tenant. Subject to the terms of Section 7.1 above, Tenant shall, at all times throughout the term of this Lease and at its sole expense, keep and maintain the Leased Premises in a clean, safe, sanitary and first class condition and in compliance with all applicable laws, codes, ordinances, rules and regulations, except as otherwise required to be performed by Landlord herein. Tenant shall, at Tenant’s own cost and expense, repair any damage done to the Leased Premises, or any part thereof, including replacement of damaged portions or items, caused by Tenant or Tenant’s agents, guests, employees, invitees, licensees, customers or visitors, and Tenant covenants and agrees to make all such repairs as may be required to restore the Project to as good a condition as it was in prior to such damage except to the extent that such damage may be actually covered by insurance, in which event, the provisions of Section 14.1 of this Lease shall control. All such work or repairs by Tenant shall be effected in compliance with all applicable laws; provided, however, if Tenant fails to make such repairs or replacements within a reasonable period of time after demand by Landlord, Landlord may, at its option, make repairs or replacements, and Tenant shall pay to Landlord the reasonable and actual cost thereof within thirty (30) days of Landlord’s demand therefor, as additional rent. When Landlord provides such written demand to Tenant for reimbursement, Landlord shall simultaneously deliver to Tenant (a) copies of all applicable bills and invoices, (b) copies of all canceled checks evidencing payment of such bills and invoices, and (c) evidence that all contractors providing materials or work have been fully paid.

7.3	Alterations or Additions by Tenant. Except for (a) non-structural modifications, which shall not require approval, and (b) the Tenant Improvements (as described in Section 7.4 below), Tenant agrees with Landlord not to make or allow to be made any alterations to the Leased Premises, install any vending machines on the Leased Premises (other than for Tenant’s use), without first obtaining the prior written consent of Landlord in each such instance, which consent shall not be unreasonably withheld or delayed. Notwithstanding anything to the contrary in this Lease, Tenant may install in the Leased Premises such fixtures (trade or otherwise) and/or equipment as Tenant deems necessary, advisable, or proper, and all of said items shall remain Tenant’s property whether or not affixed or attached to the Leased Premises. Tenant may remove said fixtures from time to time during the Lease Term or any renewal option(s). Landlord shall not mortgage, pledge or encumber said fixtures, equipment or improvements. Tenant shall within thirty (30) days after expiration of the Lease Term or any renewal period, repair any damage to the Leased Premises cause by Tenant’s removal of any such fixtures or equipment, restoring premises to condition that existed as of the commencement date of this lease, ordinary wear and tear excepted.

7.4	Tenant Improvements. Notwithstanding anything to the contrary in this Lease, Tenant, shall have the right, but not the obligation, to cause certain tenant improvements (the “Tenant Improvements”) to be made to the Leased Premises (including, without limitation, the construction of a drive-through facility). Regardless of any provision herein to the contrary, tenant, at its sole expense, shall be responsible for any and all tenant improvements, including those improvements that are required for bank compliance.

7.5	Property of Landlord. Except as provided in Section 28 of this Lease, any and all alterations to the Leased Premises shall become the property of Landlord upon termination of this Lease (except for movable equipment or furniture owned by Tenant). Landlord acknowledges that certain property and money that Tenant will hold under its control in the performance of its business as a bank and financial institution will not belong to Tenant and nothing contained in this Lease shall be or be construed to allow Landlord to interfere with the rights of the owners of such property, whether held in trust, in safe deposit boxes, or otherwise, to the possession of such property or money.

8.	INTERRUPTION OF SERVICES. Landlord shall not be liable for interruption of the supply of any services occasioned by accidental failure of power supply, sewer system, water, utilities, or any other cause beyond the control of the Landlord, nor shall Landlord be liable for damages incurred as the result of interruption of such services when required to provide repairs, maintenance, improvements, etc., provided however, that to the extent feasible, such interruptions shall be scheduled so as to minimize the disruption of Tenant’s business.

9.	LAWS, REGULATIONS AND RULES.

9.1	Applicable Ordinances. Tenant shall comply with all applicable laws, ordinances, rules and regulations of any governmental entity, agency or authority having jurisdiction over the Leased Premises or Tenant’s use of the Leased Premises.

9.2	Project Rules. Tenant shall comply with the rules and regulations reasonably adopted by Landlord as they may be reasonably amended by Landlord from time to time (the “Project Rules”), and will use its best efforts to cause all of its agents, employees, invitees and visitors to do so. All changes to the Project Rules will be furnished by Landlord to Tenant in writing prior to their effectiveness.

10.	ENTRY BY LANDLORD. Tenant shall permit Landlord or its agents or representatives to enter into and upon any part of the Leased Premises upon prior notice and at all reasonable hours (and in emergencies at all times) to inspect the condition, occupancy or use, to show the Leased Premises to prospective purchasers, mortgagees, tenants or insurers, or to clean or make repairs, alterations or additions. Tenant shall not be entitled to any abatement or reduction of rent by reason of this right of entry; provided, however, any proposed entry by Landlord for the purpose of showing the Leased Premises shall be subject to Tenant’s approval and with eight (8) hours advance notice by Landlord, such approval by Tenant not to be unreasonably withheld. Notwithstanding anything herein to contrary, Landlord shall comply with all applicable banking laws and rules regarding access to the Leased Premises and shall not enter and/or inspect any safety deposit box, vault, and/or other storage device containing confidential materials of third parties.

11.	ASSIGNMENT AND SUBLETTING. Except for assignments or subleases:

a) that landlord reasonably determines would conflict with any existing exclusive and/or non compete right within the Property, and

b) parents, affiliates or subsidiaries of Tenant (all of the foregoing of which shall be deemed a permitted assignment or sublease and shall not require the consent of Landlord),

Tenant shall not have the right to assign, sublet, transfer or encumber this Lease, or any interest therein, without the prior written consent of Landlord, which consent will not be unreasonably withheld. Any attempted assignment, subletting, transfer or encumbrance by Tenant in violation of the terms and covenants of this Section shall be void. No assignment, subletting, or other transfer, whether consented to by Landlord or not, or permitted hereunder, shall relieve Tenant of its liability hereunder.

12.	MECHANIC’S LIEN.

12.1	Tenant Not to Permit Liens. Tenant will not permit any mechanic’s or materialman’s lien or liens or any other liens of whatsoever nature to be placed upon the Leased Premises or the Project and the Landlord’s interest in the leased premises shall not be subject to mechanics liens for improvements ordered by Tenant pursuant to Florida Statute Section 713.10, and this provision shall be incorporated into the memorandum of lease to be recorded in the public records of Leon County Florida. Nothing in this Lease shall be deemed or construed in any way as constituting the consent or request of Landlord, express or implied, to any person for the performance of any labor or the furnishing of any materials to all or part of the Leased Premises, nor as giving Tenant any right, power or authority to contract for or permit the rendering of any services or the furnishing thereof that would or might give rise to any mechanic’s or materialman’s or other liens against the Leased Premises.

12.2	Right of Tenant to Bond Liens; Rights of Landlord. In the event that any such lien is claimed against the Leased Premises or the Project (or any part thereof), and if Tenant, in good faith, disputes the amount of the claim or debt which is the alleged basis for any such lien or for any other reason disputes the lien claimant’s right to such lien, Tenant shall not be in default under this Lease if Tenant, within thirty (30) days of receiving notice of the recording of such lien, furnishes Landlord a bond, issued by a corporate surety satisfactory to Landlord, in the amount which the lien claimant claims is secured by the lien, or deposits with Landlord such amount in cash. Tenant agrees that if a final determination is made by a court of competent jurisdiction that some or all of the amount claimed by the lien claimant to be secured by the lien is due to the lien claimant and is secured by a lien, Landlord may pay such amount from the bond or the cash deposit if Tenant does not pay such amount to the lien claimant within thirty (30) days of such final determination. If any such lien is claimed against the Leased Premises and Tenant does not furnish such bond to, or make such cash deposit with Landlord, then, in addition to any other right or remedy of Landlord, Landlord may, but shall not be obligated to, discharge such lien. Any amount paid by Landlord for such purpose shall be paid by Tenant to Landlord as additional rent within ten (10) days of Landlord’s demand therefor.

13.	INSURANCE.

13.1.	Casualty Insurance. Landlord shall, at all times during the Lease Term, maintain a policy or policies of insurance, issued by and binding upon some solvent insurance company, insuring the Project against loss or damage by fire, or other insurable hazards and contingencies within the concept of “extended coverage” for the full insurable value thereof, in each case, exclusive of excavation costs, foundation costs, pilings, underground conduits, and other similar underground items with such coverage and with such limitations and conditions to coverage as may be customary for properties of similar nature, value, use and risk; provided that Landlord shall not be obligated to insure any furniture, equipment, machinery, goods, supplies or other personal property or trade fixtures that Tenant may bring or obtain upon the Leased Premises, or any additional improvements that Tenant may construct thereon. If the annual premiums charged Landlord for such casualty insurance exceed the standard premium rates because the nature of Tenant’s operations result in extra-hazardous exposure, then Tenant shall upon receipt of appropriate premium invoices reimburse Landlord for such increases in such premium; provided that this provision shall not be construed so as to allow or permit, and Tenant hereby agrees not to (i) use, or allow the use of, the Leased Premises for any hazardous use, or (ii) allow, install, store or permit any hazardous or regulated materials on or in the Leased ·Premises without in each instance the Landlord’s express written consent. Tenant shall maintain at its expense, in an amount equal to the full replacement cost, fire and extended coverage insurance on all of its personal property, including removable trade fixtures, located in the Leased Premises.

13.2.	Liability Insurance. Tenant and Landlord shall, each at its own expense, maintain a policy or policies of comprehensive general liability insurance with the premiums thereon fully paid on or before the due date, issued by and binding upon some insurance company authorized to do business in Florida, such insurance to afford protection of not less than $1,000,000 combined single limit coverage for bodily injury, property damage or combination thereof. Landlord shall not be required to maintain insurance against thefts within the Leased Premises or the Project.

13.3.	Tenant’s Right to Self-Insure. Notwithstanding anything to the contrary in this Lease, Landlord acknowledges and agrees that the insurance to be maintained by Tenant may be in the form of a general coverage or floater policy covering these and other premises and, with the exception of general liability insurance to be maintained by Tenant, Tenant may self-insure any or all of the amounts required to be carried herein with deductibles in amounts to be determined by Tenant in Tenant’s sole discretion.

14.	CASUALTY DAMAGE.

14.1.

Fire or Other Casualty. If the Leased Premises or any part thereof shall be damaged by fire or other casualty, Tenant shall give prompt written notice to Landlord, whereupon Landlord, within thirty (30) days after such damage, shall be required to provide Tenant with a written schedule of the timing of the repairs that are to be made, including, without limitation, the anticipated completion date. In case the Project shall sustain substantial damage (whether or not the Leased Premises shall have been damaged by such casualty but the operation of Tenant’s business is nevertheless interrupted) or in the event any mortgagee of Landlord’s should require that the insurance proceeds payable as a result of a casualty be applied to the payment of the mortgage debt, either Landlord or Tenant may, at its option, terminate this Lease by notifying the other party in writing of such termination within one hundred eighty (180) days after the date of such damage. If this Lease is not thus terminated, Landlord shall commence and proceed with reasonable diligence to restore the Project to substantially the same condition in which it was immediately prior to the happening of the casualty, and Tenant’s Lease shall remain in full force and effect. If the Project shall sustain less than substantial damage, Landlord shall commence and proceed with reasonable diligence to restore the Project to substantially the same condition in which it was immediately prior to the happening of the casualty, and this Lease shall remain in full force and effect.

14.2.	Substantial Damage. For purposes of this Section, “substantial damage” to the Project or the Leased Premises shall require that the Project or the Leased Premises, respectively, be damaged to at least fifty percent (50%) of its value. In the event that the Landlord shall determine that restoration will take longer than sixty (60) days to repair from the date of commencement of repairs, Landlord shall notify Tenant of such determination within fifteen (15) days of such fire or casualty and either Landlord or Tenant may, within sixty (60) days of such fire or casualty, cancel and terminate this Lease upon written notice to the other. In the event of any casualty to the Leased Premises, as contemplated by this Section, the Rental payable by Tenant hereunder shall equitably abate from the date of such casualty until the completion of Landlord’s required restoration of the Leased Premises or until the date of cancellation of this Lease.

15.	CONDEMNATION.

15.1	Taking. If the whole or substantially the whole of the Project or the Leased Premises should be taken for any public or quasi-public use, by right of eminent domain or otherwise or should be sold in lieu of condemnation, then this Lease shall terminate as of the date when physical possession of the Project or the Leased Premises is taken by the condemning authority. The taking shall be deemed to constitute “substantially the whole” if such portion constitutes fifty percent (50%) or more of the Project or the Leased Premises, respectively. If less than the whole or substantially the whole of the Project or the Leased Premises is thus taken or sold, either Landlord or Tenant (whether or not the Leased Premises are affected thereby) may terminate this Lease by giving written notice thereof to the other party within thirty (30) days of such taking, in which event this Lease shall terminate as of the date when physical possession of such portion of the Project or Leased Premises is taken by the condemning authority. If this Lease is not so terminated upon any such partial taking or sale, the Rental payable hereunder shall be diminished by an equitable amount from the time of the taking based on the portion of the Leased Premises taken, if any, and Landlord shall, to the extent that it is reasonably possible to do so in accordance with applicable regulations and principles of construction and engineering, commence and proceed with reasonable diligence to restore the Project and the Leased Premises to substantially their former condition.

15.2.	Rights of Tenant. Tenant reserves unto itself the right to prosecute Tenant’s claim for an award for damages for the termination of this Lease caused by such appropriation or taking, together with damages based on the value of Tenant’s improvements and Tenant’s fixtures and other personal property erected or installed on the Leased Premises and damages Tenant may sustain to the interest in the business operated by Tenant on the Leased Premises, including, but not limited to, goodwill, patronage, and the removal, relocation, and replacement costs and expenses caused by such appropriation or taking, and Tenant may file such claims as are permitted by law for the loss of its leasehold interest, business dislocation damages, moving expense, or other damages caused by such taking or appropriation. Tenant’s right to receive compensation or damages for its fixtures or its personal property shall not be affected in any manner by this Lease.

16.	WAIVER OF SUBROGATION RIGHTS. Landlord and Tenant shall obtain from their respective insurers endorsements whereby the insurers agree to waive any right of subrogation against Landlord or Tenant, as the case may be, in connection with fire or other risks or casualties covered by said insurance. Landlord agrees that it shall make no claim nor authorize any claim to be made against Tenant, its employees, servants or agents in connection with or as a result of fire, explosion or any other casualty damaging the Leased Premises or other buildings in the Project, excepting, however, such claims as may be permitted pursuant to the terms of the Lease by reason of Tenant’s failure to make repairs to the Leased Premises. Tenant agrees that it shall make no claim nor authorize any claim to be made against Landlord, its employees, servants or agents in connection with or as a result of fire, explosion, or other casualty damaging the contents or fixtures installed in the Leased Premises, excepting, however, such claims as may be permitted pursuant to the terms of Lease by reason of Landlord’s failure to make repairs to the Leased Premises.

17.	INDEMNITY.

17.1.	Indemnification by Tenant. Tenant agrees to indemnify, defend and save Landlord harmless from all claims (including reasonable costs and expenses of defending against such claims) resulting from damages to property, or from injury to or death of persons: (a) occurring in the Leased Premises during the Lease Term (including any Renewal Terms exercised by Tenant); or (b) occurring in or about any other portion of the Project during the Lease Term (including any Renewal Terms exercised by Tenant), to the extent resulting wholly or in part from the negligent or willful act or omission of Tenant or its officers, agents, employees, contractors, subcontractors, customers or invitees; provided, however, the foregoing indemnity shall not apply to the extent such claims result from the negligent or willful act or omission of Landlord or Landlord’s officers, agents, employees, contractors, subcontractors, customers or invitees.

17.2.	Indemnification by Landlord. Landlord agrees to indemnify, defend and save Tenant harmless from all claims (including reasonable costs and expenses of defending against such claims) resulting from damages to property, or from injury to or death of persons occurring in the Project during the Lease Term (including any Renewal Terms exercised by Tenant), to the extent resulting wholly or in part from the negligent or willful act or omission of Landlord or its officers, agents, employees, contractors, subcontractors, customers or invitees; provided, however, the foregoing indemnity shall not apply to the extent such claims result from the negligent or willful act or omission of Tenant or Tenant’s officers, agents, employees, contractors, subcontractors, customers or invitees. Notwithstanding any provision in this Lease to the contrary, Tenant shall not have any liability with respect to, and Landlord shall protect, indemnify, defend and hold Tenant harmless for, from and against any and all claims, costs, expenses, suits, judgments, actions, investigations, proceedings and liabilities arising out of or in connection with (i) any hazardous materials present on the Property, the Project or the Leased Premises prior to the Commencement Date, (ii) any hazardous materials brought onto the Project or the Leased Premises by Landlord or any of its agents, during the Lease Term or (iii) the migration of any hazardous materials described in clauses (i) or (ii) at any time before, during or after the Lease Term.

17.3.	No Liability. Neither Landlord nor Tenant shall be responsible or liable to the other, their respective officers, employees, agents, contractors, subcontractors, customers or invitees, for bodily injury, death or property damage to the extent occasioned by the acts or omissions of any other tenant or occupant in the Project or such tenant’s officers, employees, agents, contractors, subcontractors, customers or invitees within the Project.

18.	DAMAGES FROM CERTAIN CAUSES. Landlord shall not be liable to Tenant for any loss or damage to any property, or injury to or death of any person, occasioned by theft, fire, act of God or the public enemy, injunction, riot, strike, insurrection, war, requisition or order of governmental body or authority or any other cause beyond the control of Landlord.

19.	EVENTS OF DEFAULT/REMEDIES.

19.1.	Events of Default by Tenant. The happening of anyone or more of the following listed events (“Tenant Events of Default”) shall constitute a breach of this Lease by Tenant:

(a)	The failure of Tenant to pay any rent or any other sum of money when due and where such failure shall continue for a period of ten (10) days after Landlord has given Tenant written notice of such failure;

(b)	Except for the payment of rent and other sums of money hereunder, the failure of Tenant, within thirty (30) days after receipt of written notice from Landlord, to comply with any provision of this Lease; provided, however, if such failure to comply cannot be cured within such thirty (30) day period, Tenant shall not be in default so long as Tenant is diligently working towards remedying such failure;

(c)	The taking of the leasehold on execution or other process of law in any action against Tenant;

(d)	If the Tenant shall (i) apply for or consent to the appointment of a receiver, trustee or liquidator of the Tenant or of all or a substantial part of its assets, (ii) admit in writing its inability to pay its debts as they come due, {iii) make a general assignment for the benefit of creditors, (iv) file a petition or an answer seeking reorganization or arrangement with creditors or to take advantage of any insolvency law other than the Federal Bankruptcy Code, (v) file an answer admitting the material allegations of a petition filed against the Tenant in any reorganization or insolvency proceeding, other than a proceeding commenced pursuant to the Federal Bankruptcy Code, or if any order, judgment or decree shall be entered by any court of competent jurisdiction, except for a bankruptcy court or a federal court sitting as a bankruptcy court, adjudicating the Tenant insolvent, or approving a petition seeking reorganization of the Tenant, or appointing a receiver, trustee or liquidator of the Tenant or of all or a substantial part of its assets.

19.2.	Landlord’s Remedies for Tenant Default. Upon the occurrence of any Tenant Event or Events of Default, and if Tenant fails to cure any such Tenant Event of Default within the time provided therein, or if such default (other than a default in the payment of the Base Rental or any other sum due to Landlord) is of such a nature that it could not reasonably be cured within such thirty (30) day period and Tenant does not proceed with reasonable diligence and in good faith to cure such default providing reasonable evidence of its efforts to Landlord as and when requested, Landlord shall have the option, at Landlord’s election, to pursue any one or more of the following remedies:

(a)	Landlord may cancel and terminate this Lease and dispossess Tenant;

(b)	Landlord may elect to enter and repossess the Leased Premises and relet the Leased Premises for Tenant’s account, holding Tenant liable in damages for all expenses incurred in any such reletting and for any difference between the amount of rent received from such reletting and the amount due and payable under the terms of this Lease; or

(c)	Landlord may enter upon the Leased Premises and do whatever Tenant is obligated to do under the terms of this Lease (and Tenant shall reimburse Landlord on demand for any expenses which Landlord may incur in effecting compliance with Tenant’s obligations under this Lease, and Landlord shall not be liable for any damages resulting to the Tenant from such action).

19.3.	Property of Others. Landlord acknowledges that certain property and money held by Tenant under its control in the performance of its business as a bank and financial institution does not and will not belong to Tenant, and nothing contained in this Lease shall be or be construed to allow Landlord to interfere with the rights of the owners of such property, whether held in trust, in safe deposit boxes, or otherwise. Landlord’s remedies for a Tenant Default do not run to such rights and property of others.

19.4.	Landlord Events of Default; Remedies of Tenant.

19.4.1.	Landlord Events of Default. The following events (herein individually referred to as a “Landlord Event of Default”) each shall be deemed to be events of nonperformance by Landlord under this Lease: (1) Landlord’s failure to make any payments of money due Tenant hereunder within ten (10) days after the receipt of written notice from Tenant that the same is overdue, or (2) Landlord’s failure to perform any non-monetary obligation of Landlord hereunder within the thirty (30) days after receipt of written notice from Tenant to Landlord specifying such default and demanding that the same be cured; provided that, if such default cannot with due diligence be wholly cured within the such thirty (30) days Landlord shall have such longer period as may be reasonably necessary to cure the default, so long as Landlord proceeds promptly to commence the cure of the same within such thirty (30) day period and diligently prosecutes the cure to completion.

19.4.2.	Remedies of Tenant. Upon the occurrences of a Landlord Event of Default, at Tenant’s option, in addition to any other remedies which Tenant may have at law or in equity, and without its actions being deemed a cure of Landlord’s default, Tenant may, at is sole option (i) exercise “self help” and pay or perform such obligations and offset Tenant’s reasonable and actual costs of performance against the Base Rental owed by Tenant hereunder; or (ii) sue for damages; or (iii) terminate this Lease, and Tenant shall have no further obligation to pay any Base Rental due hereunder or perform any other obligation required of Tenant hereunder, in each case, for any period on and after the termination date.

19.5.	Remedies are Cumulative. All the remedies of either party in the event of the other party’s default shall be cumulative and, in addition, such non-defaulting party may pursue any other remedies permitted by law or in equity. Forbearance by such non-defaulting party to enforce one or more of the remedies upon the other party’s default shall not constitute a waiver of such default.

20.	PEACEFUL ENJOYMENT.

20.1.	Rights of Tenant. Tenant shall, and may, peacefully enjoy the Leased Premises against all persons claiming by, through or under Landlord, subject to the other terms hereof, provided that Tenant pays the Rental and performs all of Tenant’s covenants and agreements in this Lease.

20.2.	Representations of Landlord. Landlord covenants that on or before the date on which Tenant takes possession of the Leased Premises, it will have good title to the Project (including the Leased Premises); free and clear of all liens and encumbrances, excepting only the lien for current taxes not yet due, such mortgage or mortgages as are permitted by the terms of this Lease, zoning ordinances and other building and fire ordinances and governmental regulations relating to the use of such property, and easements, restrictions and other conditions of record. Landlord shall not, without Tenant’s prior written approval, diminish access, ingress or egress to the Leased Premises, diminish the amount of available parking or the proximity of such parking to the Leased Premises, diminish the ability of Tenant or its invitees to access any entrance to the Leased Premises or diminish the visibility of the Leased Premises from any public street adjacent to the Leased Premises in any material manner which may negatively impact Tenant’s business or its right to the quiet use and possession of the Leased Premises.

20.3.	Limitation on Peaceful Enjoyment. The foregoing covenant and any and all other covenants of the Landlord shall be binding upon Landlord and its successors only with respect to breaches occurring during its or their respective periods of ownership of the Leased Premises.

21.	HOLDING OVER.

21.1	Rental Amount. If Tenant holds over without Landlord’s written consent after expiration or other termination of this Lease, or if Tenant continues to occupy the Leased Premises after termination of Tenant’s right of possession, Tenant shall throughout the entire holdover period pay rent at a rate equal to one-hundred twenty-five percent (125%) of the Rental paid by Tenant during the last preceding Lease Year. Tenant shall be deemed a “Tenant-at-Will” during the first two months of said holdover period; thereafter, Tenant shall be a ‘‘Tenant-at sufferance” and shall be subject to all reasonable and actual damages to which Landlord may be entitled. The term “Lease Year”, as used herein, shall mean a period of twelve (12) consecutive calendar months included in the Lease Term (including any Renewal Terms), commencing on the Commencement Date and ending on the day immediately preceding the anniversary of said Commencement Date.

21.2	No Extension of Term. No possession by Tenant after the expiration of the Lease Term shall be construed to extend the Lease Term unless Landlord has consented to such possession in writing.

22.	SUBORDINATION TO MORTGAGE.

22.1	Subject to Mortgages. Provided that the mortgagee in question shall execute and deliver a non-disturbance agreement in the form as the Landlord, Tenant and the mortgagee may agree, this Lease is and shall be subject and subordinate to any mortgage, or other lien created by Landlord, whether now existing or hereafter arising upon the Leased Premises, or upon the Project and to any renewals, refinancing and extensions thereof, but Tenant agrees that any such mortgagee shall have the right at any time to subordinate such mortgage, or the lien thereof, to this Lease on such terms and subject to such conditions as such mortgagee may deem appropriate in its discretion.

22.2	Subordination of Lease. Tenant agrees upon demand to execute such further instruments subordinating this Lease to any mortgage or other lien now existing or hereafter placed upon the Leased Premises or the Project as a whole, or attorning to the holder of any such liens, provided that the holder of such liens shall execute and deliver a non-disturbance agreement in the form as the Landlord, Tenant and the mortgagee may agree. Tenant agrees to execute such subordination and non-disturbance agreement within fifteen (15) business days following request by Landlord.

22.3	Form of Agreement. Tenant agrees that it shall cooperate with Landlord in its efforts to obtain permanent financing for the Project, and that it shall not unreasonably refuse to execute any commercially reasonable form of subordination and non-disturbance agreement.

22.4	Estoppel Certificates. Tenant agrees that it will from time to time upon request by Landlord execute and deliver to such persons as Landlord shall request, a statement in recordable form certifying that this Lease is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as so modified), stating the dates to which rent and other charges payable under this Lease have been paid, and stating that to the knowledge of Tenant, Landlord is not in default hereunder (or if Tenant alleges a default stating the nature of such alleged default). Tenant agrees to execute such estoppel certificates within fifteen (15) business days following request by Landlord.

22.5	Attornment. Tenant shall, in the event of the sale or assignment of Landlord’s interest in the Project, or in the event of any proceedings brought for the foreclosure of, or in the event of exercise of the power of sale under, any mortgage made by Landlord covering the Leased Premises, attorn to the purchaser and recognize the purchaser as Landlord under this Lease, provided that such purchaser shall execute and deliver to Tenant a non-disturbance agreement in the form as such purchaser and Tenant may agree.

23.

NO LANDLORD’S LIEN. Notwithstanding anything to the contrary in this Lease, Landlord acknowledges that the trade fixtures, furnishings equipment and personal property of the Tenant shall in no event become the property of the Landlord.

Furthermore, Landlord waives any right, title or interest in Tenant’s personal property located on the Leased Premises, including any landlord’s lien or other right or interest that would arise in law or at equity or attach to Tenant’s personal property as a result of Tenant entering into this Lease. In addition, Landlord acknowledges that certain property and money held by Tenant under its control in the performance of its business as a bank and trust company will not belong to Tenant and nothing contained in this Lease shall be or be construed to allow Landlord to interfere with the rights of the owners of such property, whether held in trust, in safe deposit boxes, or otherwise, to the possession of such property or money. Landlord’s right to remove, store and dispose of Tenant’s property does not run to such property of others.

24.	ATTORNEY’S FEES. In any action which may be sought to enforce the provisions of this Lease, the prevailing party in such action shall be entitled to recover from the other reasonable attorneys’ fees in addition to its court costs and disbursements incidental thereto.

25.	NO IMPLIED WAIVER.

25.1	No Waiver. The failure of either party to insist at any time upon the strict performance of any covenant or agreement or to exercise any option, right, power or remedy contained in this Lease shall not be construed as a waiver or a relinquishment thereof for the future.

25.2	Partial Payment. No payment by Tenant or receipt by Landlord of a lesser amount than the monthly installment of rent due under this Lease shall be deemed to be other than payment on account of the earliest rent due, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such rent or pursue any other remedy provided in this Lease.

26.	FORCE MAJEURE. Whenever a period of time is herein prescribed for the taking of any action by either party hereto, such party shall not be liable or responsible for, and there shall be excluded from the computation of such period of time, any delays due to strikes, riots, acts of God, shortages of labor or materials, war, governmental laws, regulations or restrictions, financing, or any other cause whatsoever beyond the control of such party; provided, however, nothing herein shall extend the time for Tenant to make payment of rent or other charges due hereunder.

27.	RELATIONSHIP OF PARTIES. Nothing contained in this Lease shall be deemed or construed by the parties hereto, nor by any third party, as creating the relationship of principal and agent or of partnership or of joint venture between the parties hereto, it being understood and agreed that neither the method of computation of rent, nor any other provisions contained herein, nor any acts of the parties herein, shall be deemed to create any relationship between the parties hereto other than the relationship of Landlord and Tenant.

28.	SURRENDER OF PREMISES. The Tenant shall, at the end of the Lease Term, surrender to the Landlord the Leased Premises, broom clean and in good order, condition and repair except for ordinary wear and tear and damage for which the Tenant is not obligated to make repairs under this Lease. Upon such termination, the Tenant may remove from the Leased Premises all trade fixtures installed by the Tenant installed after the date hereof (which shall include but not be limited to vault doors and controls, vault alarm/security system including sensors and controls, teller equipment, and all items of equipment which are related to the banking industry), merchandise, furniture, furnishings, and other property of the Tenant and shall promptly, at its own cost and expense, repair any damage caused by such removal. The premises must be restored to the condition that they were on the commencement date, reasonable wear and tear excepted; provided, however, Tenant shall in no event be obligated to remove the Tenant Improvements.

29.	MISCELLANEOUS.

29.1.	Severability. If any term or provision of this Lease, or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Lease or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Lease shall be valid and enforced to the fullest extent permitted by law.

29.2.	Recordation. Tenant agrees not to record this Lease or any amendment, exhibit or schedule hereto, without the prior written consent of Landlord. Tenant may, however record a memorandum hereof which has first been approved and executed by each of Landlord and Tenant which describes the Leased Premises, refers to the existence of this Lease, incorporates the provision of section 12.1 hereof, and summarizes certain of the terms and conditions hereof but does not describe rent or any other financial provisions hereof. It is understood that any such memorandum shall be for purposes of recordation only, and shall not in any way modify, amend, supersede, or otherwise affect this Lease or its terms.

29.3.	Governing Law. This Lease and the rights and obligations of the parties hereto are governed by the laws of the State of Florida.

29.4.	Time of Performance. Except as may be otherwise expressly provided herein, time is of the essence of this Lease with respect to all required acts of Tenant.

29.5.

Transfers of Landlord. Landlord shall have the right to transfer and assign, in whole or in part, all its rights and obligations hereunder and in the Project and the Leased Premises referred to herein, and in such event and upon such transfer (not to include, however, assignments by Landlord in the nature of security to a third party lender) Landlord shall be released from any further obligations hereunder, and Tenant agrees to look solely to such successor in interest of Landlord for the performance of such obligations; provided that: (a) Landlord shall not be relieved of any existing, unsatisfied and matured obligation or liability which it has to Tenant at the time of such transfer or assignment, and such obligation or liability shall remain in full force and effect until it is satisfied in full, and Tenant shall retain all its rights under this Lease with regard to such obligation or liability; (b) the transferee or assignee of Landlord’s rights under this Lease shall be bound by, and must agree to honor, all of the terms, provisions and conditions of this Lease; and(c) Landlord must give Tenant written notice of such transfer or assignment within thirty {30) days of its effective date.

29.6.	Commissions. Each party warrants and represents to the other party that no broker was involved on either party’s behalf in negotiating or consummating this Lease. Each party agrees to indemnify and hold ·the other party harmless from and against any and all claims for brokerage commissions arising out of any communications or negotiations had by the indemnifying party with any broker regarding the Leased Premises.

29.7.	Parking.

29.7.1	Reserved. Tenant is hereby granted the exclusive use of six (6) reserved parking spaces for use by its customers and executive officers at no charge, which spaces shall be located in front of the Project facing Market Square Shopping Center, and shall be acceptable to Tenant in all respects. Landlord shall clearly post signs or other designations of such exclusive use.

29.7.2	Unreserved. Tenant is hereby granted the non-exclusive use of all other unreserved parking spaces, which service the Project and Property. These spaces will be provided free of charge for use by Tenant’s employees or customers.

29.7.3	Parking Area Maintenance. Landlord shall maintain the parking areas on the Property in a first class manner and in such a manner so as to be in compliance with all applicable laws and regulations, such maintenance to include, but not be limited to, re-paving, re-striping and posting of any signs as required hereunder.

29.8	Effect of Delivery of this Lease. Landlord has delivered a copy of this Lease to Tenant for Tenant’s review only, and the delivery hereof does not constitute an offer to Tenant or an option to lease. This Lease shall not be effective until a copy executed by both Landlord and Tenant is delivered to and accepted by Landlord.

29.9	Section Headings. The section or subsection headings are used for convenience of reference only and do not define, limit or extend the scope or intent of the sections of this Lease.

29.10	No Other Representations. Neither party has made any representations or promises, except as contained herein, or in some further writings, signed by the party making such representation or promise. This Lease contains the entire agreement of the parties and no prior written or oral agreements, promises or inducements not embodied herein shall be of any force or effect.

29.11	Successors and Assigns. Each provision hereof shall extend to and shall, as the case may require, bind and inure to the benefit of the Landlord and its successors and assigns, and of the Tenant, and its successors, assigns and subtenants.

29.12	Notices.

29.12.1	Notices To Landlord. The Tenant shall pay the Rental and shall forward all notices to Landlord at the following address (or at such other place as Landlord may hereafter designate in writing), with a copy of such notice simultaneously faxed:

MS Timberlane, Inc.

1415 Timberlane Road, Suite 217

Tallahassee, Florida 32312

Attention: William D. Crona

Fax: (850) 893-8996

29.12.2	Notices To Tenant. The Landlord shall forward all notices to Tenant at the following address (or at such other place as Tenant may hereafter designate in writing), with a copy of such notice simultaneously faxed:

with a copy to:

29.12.3	Form of Notice. Any notice provided for in this Lease shall be deemed given when deposited, certified mail, return receipt requested.

29.13	Reference To Lease. Reference to this Lease shall be deemed to include this Lease and any referenced and attached Exhibits and Schedules.

29.14	Condition of Regulatory Approval: In the event that Tenant does not obtain regulatory approval from the state of Florida for its bank charter on or before December 31, 2007, then this Lease shall be null and void and each party shall no longer have any further obligations under its terms.

IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be executed in their names and on their behalf in multiple original counterparts effective as of the day and year first above written.

LANDLORD:

MS TIMBERLANE, INC.

By:	/s/ William D. Crona
William D. Crona
Its:	Director

TENANT:

By:	/s/ Sammie D. Dixon, Jr.
Sammie D. Dixon, Jr., CEO
Red Hills Holdings, Inc.

EXHIBIT A-1

TO

LEASE

[Legal Description of Project]

A portion of that certain real estate described as follows:

Commence at a concrete monument marking the Southwest comer of Lot 4, of Johnson Subdivision, a subdivision as per map on plat thereof, recorded in Plat Book 2, page 71 of the Public Records of Leon County, Florida, and run thence North 89 degrees 40 minutes 52 seconds East along the South boundary of said Lot 4 a distance of 709.01 feet to a concrete monument on the Northwesterly right-of-way boundary of I-10, thence North 75 degrees 14 minutes 17 seconds East along said Northwesterly right-of-way boundary 218.30 feet to a concrete monument, thence North 00 degrees 11 minutes 32 seconds West 428.29 feet to a concrete monument for the POINT OF BEGINNING. From said POINT OF BEGINNING, continue North 00 degrees 11 minutes 32 seconds West 230.0 feet to a concrete monument on the South right-of-way boundary of Timberlane Road, thence North 89 degrees 45 minutes 17 seconds East along said South right-of-way boundary 235.0 feet to a concrete monument, thence South 00 degrees 11 minutes 32 seconds East 230.0 feet to a concrete monument, thence South 89 degrees 45 minutes 17 seconds West 235.0 feet to the POINT OF BEGINNING.